DEBT PURCHASE AGREEMENT

This DEBT PURCHASE AGREEMENT (this "Agreement"), dated as of May 21, 2020, by and among John English, ("Seller") and Robert L. Hymers, III ("Buyer").

WITNESSETH:

WHEREAS, pursuant to that certain transaction (the "Transaction") which closed on May 10, 2018, Seller and Heritage Funding, Inc., a Nevada corporation, purchased pro rata 30,000,000 preferred shares and 155,000,000 common shares of Dig-It-Underground, Inc. ("Company") from Leonid Chernyakhovsky and Rita Chernyakhovsky, in exchange for the purchase price of $115,196.08. The Transaction also included Seller and Heritage Funding, Inc.'s pro rata purchase of an aged convertible debt instrument obligating the Company to issue to the note holder, Mr. Calvin Mees, or his assigns, 100,000,000 Company common shares in exchange for tender of $9,083.92. The aged convertible debt instrument was by its terms assignable. Copies of the convertible debt instrument and assignment agreement are attached hereto and incorporated herein by reference.

WHEREAS, the Transaction closed on May 10, 2018 and after the closing, Seller and Heritage Funding, Inc. each owned, pro rata, 50% of the preferred and common shares, and pro rata rights under the assigned aged debt convertible instrument to 50,000,000 common shares each.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, one-half of Seller's interest in the convertible debt instrument equal to 25,000,000 common shares pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Interim Loan Agreement. As used in this Agreement, the following terms have the meanings specified below:

"Agreement" has the meaning assigned to such term in the preamble hereof.

"Buyer" means Robert L. Hymers, III

"Closing" has the meaning assigned to such term in Section 2.5.

"Closing Date" has the meaning assigned to such term in Section 2.5.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it.

"Company" means Eco Innovation Group, Inc., formerly known as Dig-It-Underground, Inc.

"Impairment" means any claim, counterclaim, setoff, defense, action, demand, litigation (including administrative proceedings or derivative actions), Lien, right (including expungement, avoidance, reduction, contractual or equitable subordination, or otherwise) or defect, other than those created pursuant to the Loan Documents and the Fee Letter, the effect of which does, or would, adversely affect the Transferred Rights, in whole or in part.

"Party" means the Buyer or Seller, as applicable.

"Purchase Price" has the meaning assigned to such term in Section 2.2.

"Retained Obligations" means, with respect to the Seller, all obligations and liabilities of Seller relating to the convertible debt instrument and Transferred Rights that (i) result from facts, events or circumstances arising or occurring prior to the Closing Date, (ii) result from Seller's breach of its representations, warranties, covenants or

agreements under this Agreement, (iii) result from Seller's bad faith, gross negligence, or willful misconduct or (iv) are attributable to Seller's actions, inactions or obligations in any capacity.

"Seller" has the meaning assigned to such term in the preamble hereof.

"Transferred Rights" means, with respect to the Seller, all of Seller's legal and equitable right, title, and interest in, to and under the complete beneficial ownership of any and all Company securities obtained by or through exercise of one half of Seller's ownership of the convertible debt instrument.

Section 1.2 Construction. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement. References to any agreement or contract are to that agreement or contract as amended, restated, waived, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to "days" means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The contents of the Recitals are incorporated fully herein by reference. The parties waive any rule of construction that would prohibit a court of competent jurisdiction for construing or enforcing this Agreement by reference to the Recitals clauses.

ARTICLE II

SALE OF ONE-HALF INTEREST IN THE CONVERTIBLE DEBT INSTRUMENT AND RELATED TRANSFERRED RIGHTS

Section 2.1 Sale of Transferred Rights.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) the Seller shall irrevocably sell, transfer, assign, grant and convey one-half of his interest in the convertible debt instrument and the Transferred Rights to the Buyer and,

(ii) the Buyer shall irrevocably purchase the one-half interest in the convertible debt instrument and Transferred Rights.

(b) Seller agrees that he shall not, directly or indirectly, sell, transfer, assign, grant or convey any of the convertible debt instrument and Transferred Rights to any Person other than the Buyer before the Closing.

Section 2.2 Consideration. In full consideration for the purchase by the Buyer of the Transferred Rights as specified in Section 2.1, the Buyer shall pay to Seller at the Closing one hundred dollars ($100) in cash of immediately available funds to the account designated in writing by Seller to Buyer (the "Purchase Price").

Section 2.3 Consent; No Modifications; Subsequent Transfers.

Section 2.4 Closing. The closing of the transactions described in Sections 2.1 and 2.2 (the "Closing") shall take place, at Buyer's offices located at 520 South Grand Avenue, Suite 320, Los Angeles, CA 90071, or on such place or other Business Day thereafter as may be agreed by Buyer and Seller (such date, the "Closing Date");

Section 2.5 Closing Deliveries. At the Closing:

(a) Seller shall deliver or cause to be delivered to the Buyer a signed copy of this Agreement, a copy of the convertible debt instrument and an executed bill of sale in the form attached to this Agreement sufficient to duly tender, sell, transfer, assign, grant and convey one-half of the convertible debt instrument to Buyer; and

(b) the Buyer shall pay the Purchase Price attributable to Seller as provided in Section 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.1 Ownership of Transferred Rights; Due Authorization; Enforceability.

(a) Seller is, and at all times May 10, 2018, the lawful owner, beneficially and of record, of the convertible debt instrument and its Transferred Rights related thereto. Seller has complete legal and equitable right, title and interest to sell one-half of his rights to the convertible debt instrument and Transferred Rights to Buyer, and has not made any prior offer, assignment, sale, conveyance or transfer of the convertible debt instrument and Transferred Rights under this Agreement.

(b) Seller has the full legal right, power and authority to execute and deliver this Agreement, to sell, transfer, assign, grant and convey a full one-half interest in the convertible debt instrument and Transferred Rights as provided herein, and to perform his other obligations hereunder. The execution, delivery and performance of this Agreement by Seller have been duly approved by all necessary action of Seller, whether individual, corporate or otherwise.

(c) The one-half rights to the convertible debt instrument and Transferred Rights delivered by Seller pursuant to this Agreement on the Closing Date shall be duly executed and delivered by Seller. Assuming the due execution and delivery thereof by Buyer, this Agreement is, and such related sale of one-half interest to the convertible debt instrument and the Transferred Rights shall be the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to limitations imposed by general principles of equity.

Section 3.2 No Violations; Consents and Approvals. The execution and delivery of this Agreement by Seller, the performance by Seller of his obligations hereunder, and the consummation by Seller of the transactions contemplated hereby, does not and will not, with or without the giving of notice or the passage of time or both: (1) violate any Law, or any judgment, order or decree (together referred to herein as "Orders") of any Governmental Authority, applicable to Seller in any material respect. No consent, approval or action of, filing with or notice to any Governmental Authority or other Person (other than any that has been obtained, taken or made) is necessary or required under any Law or Order of any Governmental Authority, for the execution and delivery of this Agreement by Seller, the performance by Seller of his obligations hereunder, or the consummation by Seller of the transactions contemplated hereby.

Section 3.3 No Adverse Proceedings or Voidable Transfers. No proceedings are pending against Seller or, to the best of Seller's knowledge, threatened against Seller by or before any relevant Governmental Authority that, individually or in the aggregate, will adversely affect the one-half interest sold in the convertible debt instrument and Transferred Rights, any action taken or to be taken by Seller under this Agreement, or the ability of Seller to perform his obligations hereunder. Seller has not received any written notice that (i) the convertible debt instrument and the Transferred Rights are or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer or that any portion of them, are void, voidable, unenforceable or subject to any Impairment.

Section 3.4 Seller Acknowledgement. Seller acknowledges that: (a) its sale, transfer, assignment, grant and conveyance of the one-half interest in the convertible debt instrument and the associated Transferred Rights to the Buyer is irrevocable; (b) Seller shall have no recourse to the one-half interest in the convertible debt instrument and Transferred Rights; and (c) Seller shall have no recourse to the Buyer, except for the Buyer's breaches of its representations, warranties or covenants, in each case as expressly stated in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1 Due Authorization; Enforceability. The Buyer has the requisite full legal right, power and authority to execute and deliver this Agreement, to purchase the one-half interest in the convertible debt instrument and Transferred Rights, and to perform his other obligations hereunder. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized and approved by action of the Buyer. This Agreement has been and on the Closing Date shall be, duly executed and delivered by the Buyer. Assuming the due execution and delivery thereof by each party thereto (other than the Buyer), this Agreement is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to limitations imposed by general principles of equity.

Section 4.2 No Violations; Consents and Approvals. The execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both: (1) violate any Law or Orders of any Governmental Authority applicable to the Buyer in any material respect. No consent, approval or action of, filing with or notice to any Governmental Authority or other Person (other than any that has been obtained, taken or made) is necessary or required under any Law or Order of any Governmental Authority, for the execution and delivery of this Agreement by the Buyer, the performance by the Buyer of his obligations hereunder, or the consummation by the Buyer of the transactions contemplated hereby.

Section 4.3 Broker's Fees. No broker, finder or other Person acting under the authority of the Buyer is entitled to any broker's commission or other fee in connection with the transactions contemplated hereby for which Seller could be responsible.

Section 4.4 Sophisticated Investor.

(a) The Buyer (i) is a sophisticated Person (as defined in Section 506(b) of the Securities Act of 1933) with respect to the purchase of the one-half interest in the convertible debt instrument and Transferred Rights, (ii) has adequate information concerning the business and financial condition of Company to make an informed decision regarding the purchase of the one-half interest in the convertible debt instrument and Transferred Rights and (iii) has independently and without reliance upon Seller, and based on such information as the Buyer has deemed appropriate, made his own analysis and decision to enter into this Agreement, except that the Buyer has relied upon Seller's express representations, warranties, covenants and agreements in this Agreement. The Buyer acknowledges that Seller has not given the Buyer any investment advice or opinion on whether the purchase of the one-half interest in the convertible debt instrument and Transferred Rights is prudent.

(b) Buyer is an accredited investor, as that term is defined Section 501(a) of the Securities Act of 1933.

(c) With respect to the one-half interest in the convertible debt instrument and Transferred rights acquired by Buyer and the common stock of the Company issuable upon exercise of the convertible debt instrument, Buyer acknowledges that neither the convertible debt instrument, nor the shares it may be converted into, have been registered under the Securities Act of 1933, as amended ("Securities Act") and are "Restricted Securities" within the meaning of Rule 144 under the Securities Act. As such, the shares from conversion of the convertible debt instrument may not be resold or transferred unless the Company registers them under Section 5 of the Securities Act, or has received an opinion of counsel to Company or any successor in interest thereto reasonably satisfactory to Company that such resale or transfer is exempt from the registration requirements of the Securities Act. Buyer acknowledges that a no public market exists for the convertible debt instrument or the Transferred Rights. Buyer understands that no assurance can be given that such a trading market will further develop at any time, or, if so developed, that it will continue.

(d) Buyer further acknowledges and agrees that his purchase of the convertible debt instrument and Transferred Rights involves risks. Buyer: (i) either alone or together with his representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment, and make an informed decision to so invest, and has so evaluated the risks and merits of such investment; (ii) has the ability to bear

the economic risks of this investment for an indefinite period and can afford a complete loss of such investment; (iii) understands the terms of, and the risks associated with the acquisition of the convertible debt instrument and Transferred Rights, including, without limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which the Company operates; (iv) has had the opportunity to review such disclosures regarding the Company's business, financial condition and prospects as Buyer has determined to be necessary in connection with the acquisition of the convertible debt instrument and Transferred Rights, and (v) understands and acknowledges that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the convertible debt instrument and Transferred Rights.

(e) Buyer is acquiring the convertible debt instrument and Transferred Rights for his own account, and not with a view towards a public distribution of the convertible debt instrument and Transferred Rights as an underwriter for the Company, as that term is defined in the Securities Act. Buyer acknowledges that he is not acquiring the convertible debt instrument and Transferred Rights as the result of any advertisement or solicitation, including any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase from Seller regarding Buyer's investment pursuant to this Agreement; and

(f) Buyer represents that Buyer is familiar with the requirements of Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby. Buyer understands that the Company is under no obligation to register any of the convertible debt instrument and Transferred Rights. Buyer acknowledges that the certificates for shares the convertible debt instrument is convertible into will bear a legend substantially in the form set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. BUYERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Section 4.5 Buyer Acknowledgement. The Buyer acknowledges that: (a) its purchase of the one-half interest in the convertible debt instrument Transferred Rights from Seller is irrevocable; and (b) the Buyer shall have no recourse to Seller, except for Seller's breaches of its representations, warranties or covenants, in each case as expressly stated in this Agreement.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Condition to Parties' Obligations. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the condition that no statute, rule, regulation, judgment, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority that prohibits the consummation of the transactions contemplated hereby or has the effect of making them illegal.

Section 5.2 Conditions to the Buyer's Obligations. The obligations of the Buyer to pay the Purchase Price to the Seller, to purchase the convertible debt instrument and Transferred Rights from the Seller and to otherwise consummate the transactions contemplated hereby, shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) the Seller shall have performed his obligations contained in Section 2.1(a) of this Agreement; and,

(b) the Seller's representations are true and correct in all aspects;

Section 5.3 Condition to the Seller's Obligations. The obligations of Seller to sell, transfer, assign, grant and convey the convertible debt instrument and Transferred Rights to the Buyer, and to otherwise consummate the

DocuSign Envelope ID: 48D351F7-79AD-4A3C-9392-C721535EAFD3

transactions contemplated hereby, shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) the Buyer shall have performed its obligations contained in Section 2.1(a) of this Agreement with respect to Seller.

ARTICLE VI

TERMINATION

Section 6.1 Termination by Buyer. The Buyer may terminate this Agreement with respect to Seller if Seller has failed to consummate the transactions contemplated hereby upon satisfaction of the conditions set forth in Sections 5.1 and 5.3, without any further liability on the part of the Buyer, provided that the Buyer is not in material breach of its obligations hereunder.

Section 6.2 Termination by Seller. The Seller may terminate this Agreement with respect to the Buyer if the Buyer has failed to consummate the transactions contemplated hereby upon satisfaction of the conditions set forth in Sections 5.1 and 5.2, without any further liability on the part of the Sellers, on or after the End Date; provided that Seller is not in material breach of its obligations hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California (the "California Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim that such litigation brought in any California Court has been brought in an inconvenient forum. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND OR ACTION OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT.

Section 7.2 Survival; Successors. The representations, warranties and agreements in this Agreement shall survive the Closing. This Agreement, including the representations, warranties and covenants contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.

Section 7.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

Section 7.4 Amendments and Waivers. This Agreement may be changed and any provision of this Agreement can be amended, restated, waived, supplemented or otherwise modified only by written agreement of the Buyer and Seller.

Section 7.5 Assignment. The Buyer may assign its rights and obligations under this Agreement in whole or in part without consent from any other party hereto.

Section 7.6 No Waiver. No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are

not exclusive of, any rights or remedies provided by law and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights or remedies under any other related document or against any other Party or any other Person.

Section 7.7 Cooperation of Seller. Seller will, upon request by the Buyer, execute and deliver any additional documents and take any other actions deemed by the Buyer to be necessary or desirable to complete and make effective the sale, transfer, assignment, grant and conveyance of the convertible debt instrument and Transferred Rights.

Section 7.8 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to a Seller:

John English
P.O. Drawer 589
Palm Beach FL 33480

If to the Buyer:
Robert L. Hymers, III
520 S. Grand Avenue, #320
Los Angeles, CA 90071

Section 7.9 Costs and Expenses.

(a) The Parties agree to bear their own respective legal and other costs and expenses for preparing, negotiating, executing and implementing this Agreement and any related documents and consummating the transactions contemplated hereby.

Section 7.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 7.11 Limitation on Liability. No party hereto shall be liable to any other party hereto for any indirect, special, punitive or consequential damages incurred in connection with this Agreement or transactions contemplated thereby. This Agreement is intended to be solely for the benefit of the parties hereto and their respective permitted successors and assigns and is not intended to confer any benefits upon, or create any rights in favor of, any persons other than the parties hereto and their respective permitted successors and assigns.

Section 7.12 Specific Performance. The Buyer and Sellers acknowledge that there would be no adequate remedy at law if any Seller (in the case of the Buyer) or the Buyer (in the case of the Sellers) fails to perform any of its obligations hereunder and that the Buyer or the Sellers, as the case may be, may be irreparably harmed by any such failure, and accordingly agree that the Buyer or the Sellers, as the case may be, in addition to any other remedy to which it or they may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of Seller (in the case of the Buyer) or the Buyer (in the case of the Sellers) in accordance with the terms and conditions of this Agreement, in any court of the United States or any state thereof having jurisdiction.

IN WITNESS WHEREOF, each of the parties hereto has caused its name to be hereunto subscribed as of the day and year first above written.

JOHN ENGLISH

By: J. ENGLISH

Name: John English

ROBERT L. HYMERS, III

DocuSigned by:

By: Robert Hymers

DC177B0B8D5B434...

Name: Robert L. Hymers, III

DocuSign Envelope ID: 48D351F7-79AD-4A3C-9392-C721535EAFD3

Bill of Sale

For good and valuable consideration of one hundred dollars ($100.00), the receipt and adequacy of which are hereby acknowledged, JOHN ENGLISH (**"Seller"**), does hereby grant, bargain, transfer, sell, assign, convey and deliver to ROBERT L. HYMERS, III, (**"Buyer"**), all of his right, title, and interest in and to a one-half interest equal to 25,000,000 common shares in Eco Innovation Group, Inc., formerly known as Dig-It-Underground, Inc., in that certain convertible debt instrument and Transferred Rights, as such terms are defined in the DEBT PURCHASE AGREEMENT, dated as of May 21, 2020 (the **"Purchase Agreement"**), by and between Seller and Buyer, to have and to hold the same unto Buyer, its successors and assigns, forever.

Buyer acknowledges that Seller makes no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the DEBT PURCHASE AGREEMENT.

Seller for himself, his successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, and transferred by this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of May 21, 2020.

JOHN ENGLISH

By__ [signature]
Name

REQUEST FOR CONVERSION OF CONVERTIBLE DEBT INSTRUMENT

The undersigned hereby irrevocably elects to exercise the right, represented by this Election, to convert a portion of a convertible debt instrument, and to request the delivery of 25,000,000 shares of common stock of Eco Innovation Group, Inc. pursuant to that Assignment Agreement dated May 9, 2018 and Consulting Agreement dated March 1, 2016 (attached).

Number of Shares to Convert and Issue: 25,000,000 common shares

The undersigned requests that a certificate for such securities be **registered in book entry** in the name of:

JOHN ENGLISH

Whose address of record is: P.O. Drawer 589, Palm Beach FL 33480

With a social security number of 230-66-5799, and

That such Certificate be recorded and **maintained in book entry**.

Dated: May 21, 2020

Signature: J. English ________

JOHN ENGLISH